Amendment

to

Mutual Fund Services Agreement

This Amendment revises the Mutual Fund Services Agreement, dated November 6, 2000, as amended, (the “Agreement”) between Williamsburg Investment Trust, a Massachusetts business trust, and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively the “Parties”).

The Parties agree to amend the Agreement to revise the services provided by Ultimus as described below:

1.	Section 2(r) of the Agreement is deleted and replaced with the following:

(r)	prepare and file with the SEC the annual report for the Trust on Form N-CEN, the monthly reports of the Trust on Form N-PORT, and all required notices pursuant to Rule 24f-2 under the 1940 Act; and

2.	Section 3(d)(ii)(B) is deleted and replaced with the following:

(B)	the annual report for the Trust on Form N-CEN;

3.	Section 3(d)(ii)(c) is deleted and replaced with the following:

(C)	the Trust’s annual and semi-annual shareholder reports and its monthly reports on Form N-PORT;

4.	Schedule B to the Agreement is deleted and replaced with the Amended Schedule B attached to this Amendment.

Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

Signatures are located on the next page.

The parties duly executed this Agreement as of August 1, 2018.

Williamsburg Investment Trust		Ultimus Fund Solutions, LLC

By:	/s/ Robert S. Harris	By:	/s/ Mark Seger
Name:	Robert S. Harris	Name:	Mark Seger
Title:	Chairman	Title:	Managing Director and Co-CEO

Amended Schedule B

to the

Mutual Fund Services Agreement

This Amended Schedule B applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to the Williamsburg Investment (the “Trust”), pursuant to the Mutual Fund Services Agreement, dated November 6, 2000, as amended.

1.	Fees

Pursuant to the Agreement, in consideration of services rendered and expenses assumed, the Trust will pay Ultimus a monthly fee calculated at an annual rate as a percentage of each Portfolio’s average daily net assets as follows:

Eguitv/Balanced/Tax-Free Bond Funds

Average Daily Net Assets	Administration Fee
Up to $25 million	0.150%
$25 million to $50 million	0.125%
$50 million to $250 million	0.100%
$250 million to $500 million	0.075%
In excess of $500 million	0.050%

Taxable Bond Funds

Average Daily Net Assets	Administration Fee
Up to $200 million	0.075%
In excess of $200 miIJion	0.050%

•	Each Fund is subject to a monthly minimum fee of $5,000.

•	The above fee includes 1,000 shareholder accounts with no additional charge. Ultimus will charge an additional fee at the annual rate of $10.00 per account for each account in excess of 1,000.

•	The above fee includes 100 portfolio trades per month (exclusive of daily cash investments). Ultimus will charge $5.00 for each trade in excess of l 00.

•	Ultimus charges a $15 annual maintenance fee for IRA accounts.

•	Ultimus charges an annual fee of$ 1,000 per Portfolio for Web Inquiry capability whereby shareholders can access their account information via the Portfolios’ website.

2.	Forms N-CEN and N-PORT

2.1. Beginning on June I, 2018, the Trust agrees to pay Ultimus for any out-of-pocket expenses related to the preparation and filing of Form N-CEN and to meet the requirements of Rule 30a-1 under the I 940 Act.

2.2. The Trust or Portfolio agrees to pay Ultimus a one-time implementation fee of $3,000 per portfolio and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and to meet the requirements of Rule 30b1-9 under the I 940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Trust’s first fiscal year end after the compliance date for Form N-CEN, and the second payment due 60 days prior to the Portfolio’s compliance date for Form N-PORT.

	Number of Securities	Annual Fee
	Less than 500	$6,000 plus out of pocket charges
Equity Funds*	501 to 2,000	$8,000 plus out of pocket charges
	Over 2,000	TBD

	Less than 500	$7,500 plus out of pocket charges
Fixed Income Funds	501 to 1,000	$10,000 plus out of pocket charges
	Over 1,000	TBD

*	Equity Fund is defined by any portfolio that has less than 25% debt exposure over the previous three-month period.

3.	Other terms

The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Trust agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s default or prevent Ultimus from exercising any other rights and remedies available to it.

4.	Out-Of-Pocket Expenses

In addition to the above fees and the out-of-pocket expenses listed in Section 8 of the Agreement, each Portfolio will reimburse Ultimus for the costs of the dai1y portfolio-price-quotation services utilized by such Portfolio and for the actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act.

5.	Amendment

The parties may only amend this Schedule B by written amendment signed by both parties.

The parties duly executed this Amended Schedule B as of August l, 2018.

Williamsburg Investment Trust		Ultimus Fund Solutions, LLC

By:	/s/ Robert S. Harris	By:	/s/ Mark Seger
Name:	Robert S. Harris	Name:	Mark Seger
Title:	Chairman	Title:	Managing Director and Co-CEO